OMB APPROVAL

OMB Number:	3235-0059
Expires:	August 31, 2004
Estimated average burden hours per response	14.73

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

EXE TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who potentially are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

EXE Technologies Announces Improved Third Quarter Operating Performance

Dallas, Texas – October 24, 2003 – EXE Technologies®, Inc. (NASDAQ: EXEE), a leading global supply chain execution (SCE) solutions provider, today reported continued improvement in its operating performance in the third quarter of 2003. The company announced third quarter 2003 revenues of $19.1 million, an operating loss of $0.2 million and a net loss of $0.9 million, or $0.14 per share. The net loss includes approximately $0.8 million of expenses associated with the pending merger with SSA Global Technologies, Inc., which is expected to be completed later this year.

Third quarter 2003 revenues were approximately $19.1 million, compared to $19.8 million in the second quarter of 2003 and $16.7 million in the third quarter of 2002. Software license revenues were approximately $2.8 million in the third quarter of 2003, compared to $3.5 million in the second quarter of 2003 and $2.7 million in the third quarter of 2002. Revenues for the first nine months of 2003 were approximately $54.3 million, compared to $54.8 million for the nine months ended September 30, 2002.

The company reported an operating loss of approximately $0.2 million compared to an operating loss of $1.0 million in the second quarter of 2003 and $3.6 million in the 2002 third quarter. The company had a net loss of $0.9 million, or $0.14 per share, for the third quarter of 2003, compared to net losses of $0.8 million, or $0.12 per share, in the second quarter of 2003 and $3.5 million, or $0.54 per share, in the third quarter of 2002. The net loss for the first nine months of 2003 was approximately $5.0 million, or $0.75 per share, compared to a net loss of $15.7 million, or $2.39 per share, for the nine months ending September 30, 2002. The net loss for the first nine months of 2002 included approximately $6.5 million of charges for estimated losses on lease abandonment and employee severance and facility closure costs.

“We continue to be encouraged by our progress toward profitability,” said Joe Cowan, President and Chief Executive Officer. “Excluding the merger related costs recorded in the third quarter, we have narrowed our net loss to $0.1 million. Service margins have continued to improve and the company’s global cost structure has been reduced. We believe the company is now poised to return to profitability with modest revenue growth, ” Mr. Cowan concluded.

On August 18, 2003 the company announced the signing of a definitive agreement with SSA Global Technologies, Inc. (SSA GT), under which SSA GT would acquire the company. Under the agreement, a subsidiary of SSA GT will merge into EXE and all holders of EXE outstanding common stock will receive $7.10 per share in cash. The acquisition is subject to approval of a majority of EXE shareholders and certain other customary conditions. It is anticipated that the acquisition will be consummated by the end of the year.

EXE TECHNOLOGIES, INC. PLANS TO FILE WITH THE SEC AND MAIL TO ITS STOCKHOLDERS A PROXY STATEMENT IN CONNECTION WITH THE TRANSACTION, INVESTORS SHOULD CAREFULLY REVIEW EXE TECHNOLOGIES, INC.’S PROXY STATEMENT WITH RESPECT TO THE PROPOSED TRANSACTION WHEN IT IS FILED WITH THE SEC BEFORE MAKING ANY DECISION CONCERNING THE PROPOSED OFFER. THE PROXY STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT EXE TECHNOLOGIES, INC., SSA GLOBAL TECHNOLOGIES, INC., THE TRANSACTION AND RELATED MATTERS. ONCE FILED, INVESTORS WILL BE ABLE TO OBTAIN THESE DOCUMENTS AND OTHER RELEVANT DOCUMENTS FOR FREE AT THE SEC’S WEB SITE WWW.SEC.GOV, AND AT EXE TECHNOLOGIES, INC.’S WEB SITE, WWW.EXE.COM.

EXE TECHNOLOGIES, INC., SSA GLOBAL TECHNOLOGIES, INC., AND THEIR RESPECTIVE DIRECTORS AND EXECUTIVE OFFICERS MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FROM EXE TECHNOLOGIES, INC.’S STOCKHOLDERS IN CONNECTION WITH THE PROPOSED MERGER. INFORMATION CONCERNING EXE TECHNOLOGIES, INC.’S PARTICIPANTS IN THE SOLICITATION IS SET FORTH IN EXE TECHNOLOGIES, INC.’S FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 2003 AND FORM 10-K/A FILED ON APRIL 30, 2003.

About EXE Technologies, Inc.

EXE Technologies, Inc. (Nasdaq: EXEE) is a leading provider of supply chain execution software solutions that deliver the vital, frontline supply chain intelligence to drive customer execution decisions and processes. EXE’s products and services help customers worldwide reduce inventory and operational costs while increasing customer loyalty and satisfaction. The company provides global service and support from offices located in North America, Europe, the Middle East, Asia, and Australia. For more information about EXE Technologies, Inc., call (214) 775-6000 or visit www.exe.com.

EXE Technologies, EXE and EXceed are trademarks, registered trademarks or service marks of EXE Technologies, Inc. in the United States and/or other countries. All other trademarks or service marks contained herein are the properties of their respective owners.

Statements contained in this press release related to EXE that are not historical facts may be forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. The forward-looking statements contained in this press release include, among other things, statements relating to the company’s expected date to complete the merger with SSA GT and the ability of the company to return to profitability Any and all of our forward-looking statements can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including, the risk that any of the conditions to the closing of the merger will not be fulfilled and therefore the merger will not close and the risks set forth in the annual report on Form 10-K for fiscal 2002.

All information in this release is as of October 24, 2003. EXE undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in EXE’s expectations.

For further information, contact:

Mr. Ken Vines
Sr. Vice President & Chief Financial Officer
EXE Technologies, Inc.
8787 Stemmons Freeway
Dallas, TX 75247
(214) 775-6000

EXE TECHNOLOGIES, INC. AND SUBSIDIARIES

     CONSOLIDATED BALANCE SHEETS

	As of	As of
	September 30,	December 31,
	2003	2002

	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$29,421,248	$20,815,464
Marketable securities, short-term	—	16,628,465
Accounts receivable, net of allowance for doubtful accounts and adjustments of approximately $3,454,000 and $4,161,000 at September 30, 2003 and December 31, 2002, respectively	14,466,599	16,904,889
Other receivables and advances	576,219	329,568
Prepaid and other current assets	2,735,930	2,747,074

Total current assets	47,199,996	57,425,460
Property and equipment, net	3,156,699	4,432,882
Goodwill, net	5,265,685	5,265,685
Intangible assets, net	999,889	1,499,891
Other assets	922,997	1,745,532

Total assets	$57,545,266	$70,369,450

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,670,442	$9,094,823
Accrued expenses	9,976,911	11,326,722
Accrued payroll and benefits	1,827,685	1,688,815
Deferred revenue	7,671,155	7,885,223
Current portion of long-term debt and capital lease obligations	499,978	521,458

Total current liabilities	26,646,171	30,517,041
Long-term debt and capital lease obligations, net of current portion	41,649	416,598
Long-term accrued expenses, net of current portion	5,673,426	8,888,841
Minority interest	148,564	198,779
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value: shares authorized - 20,000,000; none issued or outstanding	—	—
Common stock, voting, $.01 par value: shares authorized - 150,000,000; shares issued - 6,823,599 and 6,807,813 at September 30, 2003 and December 31, 2002, respectively	68,236	68,078
Additional paid-in capital	178,743,706	178,871,117
Treasury stock, at cost, 156,418 shares of common stock at September 30, 2003 and December 31, 2002, respectively	(3,645,859)	(3,645,859)
Accumulated deficit	(148,379,076)	(143,402,453)
Deferred compensation	(230,397)	(809,338)
Other comprehensive loss	(1,521,154)	(733,354)

Total stockholders’ equity	25,035,456	30,348,191

Total liabilities and stockholders’ equity	$57,545,266	$70,369,450

(1) All share and per share amounts have been adjusted to reflect the Company’s one-for-seven reverse stock split which was effective January 2, 2003.

EXE TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002
Revenue:
Software license	$2,809,924	$2,694,478	$8,950,428	$9,961,142
Services and maintenance	12,408,929	12,283,217	36,072,780	36,978,051
Resale of software and equipment	3,485,029	1,319,348	8,025,941	6,418,717
Billable expenses	383,952	436,813	1,274,328	1,443,028

Total revenue	19,087,834	16,733,856	54,323,477	54,800,938
Costs and expenses:
Cost of software licenses	218,100	236,521	688,244	435,902
Cost of services and maintenance	7,509,788	7,860,928	22,508,474	24,079,137
Cost of resale of software and equipment	2,717,141	1,079,373	6,347,717	5,307,436
Estimated loss on resale equipment sold to company in bankruptcy	—	—	456,866	—
Cost of billable expenses	383,952	436,813	1,274,328	1,443,028
Sales and marketing	3,430,771	4,479,519	11,471,885	14,448,762
Research and development	2,262,853	2,853,288	7,059,920	8,813,889
General and administrative	2,556,288	2,810,607	8,289,351	9,006,223
Amortization of intangibles	166,667	335,848	500,002	897,148
Warrant and stock compensation expense allocated to:
Cost of services and maintenance	32,382	49,918	171,186	225,810
Sales and marketing	10,452	38,893	55,252	129,785
Research and development	15,591	38,893	82,423	129,785
General and administrative	18,530	83,294	134,952	262,988
Loss on lease abandonment	—	—	—	3,998,862
Employee severance and other facility closure costs	—	—	—	2,487,769

Total costs and expenses	19,322,515	20,303,895	59,040,600	71,666,524

Operating loss	(234,681)	(3,570,039)	(4,717,123)	(16,865,586)

Other income (expense):
Interest income	67,755	242,123	315,334	875,456
Interest expense	(11,526)	(23,662)	(42,318)	(74,478)
Merger expense	(796,397)	—	(796,397)	—
Other	403,145	(25,152)	1,013,136	728,541

Total other income (expense)	(337,023)	193,309	489,755	1,529,519

Loss before minority interest and taxes	(571,704)	(3,376,730)	(4,227,368)	(15,336,067)
Minority interest in subsidiary (income) loss	14,849	(5,768)	50,215	(14,939)

Loss before taxes	(556,855)	(3,382,498)	(4,177,153)	(15,351,006)
Income tax	358,248	149,889	799,470	328,710

Net loss	$(915,103)	$(3,532,387)	$(4,976,623)	$(15,679,716)

Net loss per common share — basic and diluted	$(0.14)	$(0.54)	$(0.75)	$(2.39)

Weighted average number of common shares outstanding — basic and diluted	6,666,216	6,579,967	6,663,637	6,572,576

(1) All share and per share amounts have been adjusted to reflect the Company’s one-for-seven reverse stock split which was effective January 2, 2003.